EXHIBIT 99

EMC Insurance Group Inc. Reports
Record 2015 First Quarter Results and
Announces Three-for-Two Stock Split

First Quarter Ended March 31, 2015
Operating Income Per Share - $1.45
Net Income Per Share - $1.49
Net Realized Investment Gains Per Share - $0.04
Catastrophe and Storm Losses Per Share - $0.22
Large Losses Per Share - $0.20
GAAP Combined Ratio - 87.7 percent

2015 Operating Income Guidance - $2.75 to $3.00 per share

DES MOINES, Iowa (May 7, 2015) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) today reported its best first quarter since becoming a public company in 1982. The Company reported operating income of $19.8 million ($1.45 per share) for the first quarter ended March 31, 2015, compared to operating income of $9.8 million ($0.73 per share) for the first quarter of 20141.

Net income, including realized investment gains and losses, totaled $20.3 million ($1.49 per share) for the first quarter of 2015, compared to $10.6 million ($0.79 per share) for the first quarter of 2014.

The Company’s GAAP combined ratio was 87.7 percent in the first quarter of 2015, compared to 98.2 percent in the first quarter of 2014.

“We are very pleased to report a record-breaking first quarter,” stated President and Chief Executive Officer Bruce G. Kelley. “This strong start to the year provides a solid foundation to work from as we continue to focus on improving underwriting profitability.

“Although the Northeast experienced severe winter weather during the first quarter, our losses from cold weather events were not widespread and had little impact on first quarter results. Premium growth remained strong in the mid-single digits in the property and casualty insurance segment. This growth continues to come from a variety of programs and industries across our 16 branch offices. In addition, we continue to navigate the challenging reinsurance marketplace as it remains under pressure due to the influx of nontraditional capital.

“Our outstanding first quarter performance lays the groundwork for achievement of our 2015 guidance as we strive to increase the value of our stockholders’ investment.”

In addition, the Company announced that its board of directors has approved a three-for-two stock split of the Company’s outstanding shares of common stock, to be effected in the form of a 50 percent stock dividend. Stockholders of record at the close of business on June 16, 2015, will receive one additional share of EMC Insurance Group Inc. common stock for every two shares of common stock held. The additional shares of EMC Insurance Group Inc. common stock will be distributed on June 23, 2015. The par value of the common stock will remain at $1.00 per share after the completion of the stock split. This stock split will not change the proportionate interest that a stockholder has in the company. After giving effect to the stock split, the number of outstanding shares of the Company’s common stock will increase to approximately 20.6 million shares, up from approximately 13.7 million shares outstanding prior to the split.

“In light of our strong first quarter and recent stock price appreciation, we felt it was an appropriate time to implement a stock split, which should enhance the liquidity of our shares and make them more accessible and attractive to a broader range of investors,” Kelley concluded.

Returning to the quarterly results, premiums earned increased 4.2 percent to $138.7 million for the first quarter of 2015, from $133.1 million in the first quarter of 2014. In the property and casualty insurance segment, premiums earned increased 6.9 percent, with the majority of the increase attributable to rate level increases on renewal business and, to a lesser extent, growth in insured exposures. In the reinsurance segment, premiums earned decreased 4.1 percent due to a non-recurring upward revision in the estimated ultimate premium on all accounts in the pro rata property line of business that was recognized in the first quarter of 2014.

Catastrophe and storm losses totaled $4.6 million ($0.22 per share after tax) in the first quarter of 2015, compared to $7.4 million ($0.36 per share after tax) in the first quarter of 2014, which included approximately $4.0 million of losses in the property and casualty insurance segment attributed to the polar vortex that impacted the eastern United States in early January of 2014. First quarter 2015 catastrophe and storm losses accounted for 3.3 percentage points of the combined ratio, which is well below the Company’s most recent 10-year average for this period of 5.5 percentage points and the 5.6 percentage points experienced in the first quarter of 2014. On a segment basis, catastrophe and storm losses amounted to $1.8 million ($0.09 per share after tax) in the property and casualty insurance segment and $2.8 million ($0.13 per share after tax) in the reinsurance segment for the first quarter of 2015.

The Company reported $14.6 million ($0.70 per share after tax) of favorable development on prior years’ reserves during the first quarter of 2015, compared to $2.6 million ($0.13 per share after tax) in the first quarter of 2014. While both segments experienced an increase in favorable development, the majority of the increase occurred in the property and casualty insurance segment, and is largely attributed to a return to historically observed development patterns on claims reported in prior accident years. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicates that carried reserves remain within the top quartile of the range of reasonable reserves.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) were relatively flat in the first quarter of 2015 totaling $4.3 million ($0.20 per share after tax), compared to $4.2 million ($0.20 per share after tax) in the first quarter of 2014.

Net investment income decreased 5.5 percent to $11.2 million for the first quarter of 2015 from $11.9 million in the first quarter of 2014. Approximately $442,000 (3.7 percentage points) of the decline is attributed to the early payoff of a commercial mortgage-backed security during the first quarter of 2014 that was purchased at a significant discount to par value. The early payoff accelerated the accretion of the discount to par value, and therefore increased investment income. In addition, net investment income in the first quarter of 2014 included certain one-time dividend payments that were not received in the first quarter of 2015.

Net realized investment gains totaled $509,000 ($0.04 per share) for the first quarter of 2015, compared to $820,000 ($0.06 per share) in the first quarter of 2014. Included in the net realized investment gains reported for the first quarters of 2015 and 2014 are $909,000 and $239,000, respectively, of net realized investment losses attributed to the decline in the carrying value of a limited partnership that helps to protect the Company from a sudden and significant decline in the value of its equity portfolio.

At March 31, 2015, consolidated assets totaled $1.5 billion, including $1.4 billion in the investment portfolio, and stockholders’ equity totaled $527.2 million, an increase of 4.8 percent from December 31, 2014. Book value of the Company’s stock increased 3.8 percent to $38.48 per share, from $37.08 per share at December 31, 2014. Book value excluding accumulated other comprehensive income increased to $32.29 per share from $31.06 per share at December 31, 2014.

Despite the record first quarter results, management is reaffirming its 2015 operating income guidance in the range of $2.75 to $3.00 per share on a pre-split basis. This is due to the fact that actual first quarter operating results were only slightly better than expectations. In addition, second and third quarter operating results can be volatile depending on the frequency and severity of Midwest storms, and the possibility of hurricane-related losses. This guidance is based on a projected GAAP combined ratio of 97.8 percent for the year and investment income consistent with the amount reported in 2014. The projected GAAP combined ratio has a load of 11.0 points for catastrophe and storm losses.

The Company will hold an earnings teleconference call at noon Eastern time on Thursday, May 7, 2015 to provide securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the first quarter, as well as its expectations for the rest of 2015. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until August 7, 2015. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:
•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income is a non-GAAP financial measure, calculated by excluding net realized investment gains from net income. The Company’s calculation of operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income to the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three Months Ended March 31,
	2015	2014
($ in thousands)
Operating income	$19,821	$9,775
Net realized investment gains	509	820
Net income	$20,330	$10,595

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended March 31, 2015	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$108,205	$30,526	$—	$138,731
Investment income, net	8,026	3,184	(4)	11,206
Other income	182	1,433	—	1,615
	116,413	35,143	(4)	151,552
Losses and expenses:
Losses and settlement expenses	56,675	19,110	—	75,785
Dividends to policyholders	2,900	—	—	2,900
Amortization of deferred policy acquisition costs	18,379	7,062	—	25,441
Other underwriting expenses	16,173	1,348	—	17,521
Interest expense	84	—	—	84
Other expenses	206	—	461	667
	94,417	27,520	461	122,398
Operating income (loss) before income taxes	21,996	7,623	(465)	29,154
Realized investment gains	700	83	—	783
Income (loss) before income taxes	22,696	7,706	(465)	29,937
Income tax expense (benefit):
Current	7,585	1,783	(163)	9,205
Deferred	(290)	692	—	402
	7,295	2,475	(163)	9,607
Net income (loss)	$15,401	$5,231	$(302)	$20,330
Average shares outstanding				13,624,201
Per Share Data:
Net income (loss) per share - basic and diluted	$1.13	$0.38	$(0.02)	$1.49
Catastrophe and storm losses (after tax)	$0.09	$0.13	$—	$0.22
Large losses* (after tax)	$0.20	$—	$—	$0.20
Reported favorable development experienced on prior years' reserves (after tax)	$0.44	$0.26	$—	$0.70
Dividends per share				$0.25
Book value per share				$38.48
Effective tax rate				32.1%
Annualized net income as a percent of beg. SH equity				16.2%
Other Information of Interest:
Net written premiums	$108,796	$34,128	$—	$142,924
Catastrophe and storm losses	$1,761	$2,809	$—	$4,570
Large losses*	$4,258	$—	$—	$4,258
Reported favorable development experienced on prior years' reserves	$(9,265)	$(5,328)	$—	$(14,593)
GAAP Ratios:
Loss and settlement expense ratio	52.4%	62.6%	—	54.6%
Acquisition expense ratio	34.6%	27.6%	—	33.1%
Combined ratio	87.0%	90.2%	—	87.7%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended March 31, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$101,247	$31,833	$—	$133,080
Investment income, net	8,616	3,243	(4)	11,855
Other income	201	(167)	—	34
	110,064	34,909	(4)	144,969
Losses and expenses:
Losses and settlement expenses	67,726	21,243	—	88,969
Dividends to policyholders	1,716	—	—	1,716
Amortization of deferred policy acquisition costs	17,741	6,874	—	24,615
Other underwriting expenses	14,539	891	—	15,430
Interest expense	84	—	—	84
Other expenses	174	—	354	528
	101,980	29,008	354	131,342
Operating income (loss) before income taxes	8,084	5,901	(358)	13,627
Realized investment gains	1,011	251	—	1,262
Income (loss) before income taxes	9,095	6,152	(358)	14,889
Income tax expense (benefit):
Current	2,217	2,010	(125)	4,102
Deferred	326	(134)	—	192
	2,543	1,876	(125)	4,294
Net income (loss)	$6,552	$4,276	$(233)	$10,595
Average shares outstanding				13,348,730
Per Share Data:
Net income (loss) per share - basic and diluted	$0.49	$0.32	$(0.02)	$0.79
Catastrophe and storm losses (after tax)	$0.34	$0.02	$—	$0.36
Large losses* (after tax)	$0.20	$—	$—	$0.20
Reported favorable development experienced on prior years' reserves (after tax)	$0.05	$0.08	$—	$0.13
Dividends per share				$0.23
Book value per share				$35.42
Effective tax rate				28.8%
Annualized net income as a percent of beg. SH equity				9.3%
Other Information of Interest:
Net written premiums	$102,513	$32,892	$—	$135,405
Catastrophe and storm losses	$6,972	$440	$—	$7,412
Large losses*	$4,196	$—	$—	$4,196
Reported favorable development experienced on prior years' reserves	$(939)	$(1,649)	$—	$(2,588)
GAAP Ratios:
Loss and settlement expense ratio	66.9%	66.7%	—	66.9%
Acquisition expense ratio	33.6%	24.4%	—	31.3%
Combined ratio	100.5%	91.1%	—	98.2%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	March 31, 2015	December 31, 2014
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,084,305 and $1,080,006)	$1,138,223	$1,127,499
Equity securities available-for-sale, at fair value (cost $127,418 and $123,972)	199,557	197,036
Other long-term investments	9,717	6,227
Short-term investments	47,233	53,262
Total investments	1,394,730	1,384,024

Cash	404	383
Reinsurance receivables due from affiliate	27,304	28,603
Prepaid reinsurance premiums due from affiliate	7,098	8,865
Deferred policy acquisition costs (affiliated $40,605 and $38,930)	41,128	39,343
Amounts due from affiliate to settle inter-company transaction balances	7,594	—
Prepaid pension and postretirement benefits due from affiliate	17,134	17,360
Accrued investment income	11,403	10,295
Accounts receivable	2,179	1,767
Goodwill	942	942
Other assets (affiliated $3,966 and $4,900)	4,043	6,238
Total assets	$1,513,959	$1,497,820

LIABILITIES
Losses and settlement expenses (affiliated $647,663 and $650,652)	$657,285	$661,309
Unearned premiums (affiliated $232,814 and $230,460)	234,471	232,093
Other policyholders' funds (all affiliated)	11,109	10,153
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	8,559
Pension benefits payable to affiliate	3,963	4,162
Income taxes payable	8,671	3
Deferred income taxes	30,791	28,654
Other liabilities (affiliated $15,394 and $23,941)	15,470	25,001
Total liabilities	986,760	994,934

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000 shares; issued and outstanding, 13,700,025 shares in 2015 and 13,562,980 shares in 2014	13,700	13,563
Additional paid-in capital	110,684	106,672
Accumulated other comprehensive income	84,884	81,662
Retained earnings	317,931	300,989
Total stockholders' equity	527,199	502,886
Total liabilities and stockholders' equity	$1,513,959	$1,497,820

INVESTMENTS
The Company had total cash and invested assets with a carrying value of $1.4 billion as of March 31, 2015 and December 31, 2014. The following table summarizes the Company's cash and invested assets as of the dates indicated:

	March 31, 2015
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$1,084,305	$1,138,223	81.6%	$1,138,223
Equity securities available-for-sale	127,418	199,557	14.3%	199,557
Cash	404	404	—%	404
Short-term investments	47,233	47,233	3.4%	47,233
Other long-term investments	9,717	9,717	0.7%	9,717
	$1,269,077	$1,395,134	100.0%	$1,395,134

	December 31, 2014
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$1,080,006	$1,127,499	81.5%	$1,127,499
Equity securities available-for-sale	123,972	197,036	14.2%	197,036
Cash	383	383	—%	383
Short-term investments	53,262	53,262	3.9%	53,262
Other long-term investments	6,227	6,227	0.4%	6,227
	$1,263,850	$1,384,407	100.0%	$1,384,407

NET WRITTEN PREMIUMS
	Three Months Ended March 31, 2015
	Percent of Net Written Premiums	Percent of Increase/(Decrease) in Net Written Premiums
Property and Casualty Insurance
Commercial Lines:
Automobile	19.1%	9.7%
Liability	16.6%	7.3%
Property	17.2%	5.5%
Workers' compensation	14.9%	5.4%
Other	1.4%	39.6%
Total commercial lines	69.2%	7.6%

Personal Lines:
Automobile	3.9%	(9.0)%
Property	2.9%	(3.5)%
Liability	0.1%	7.7%
Total personal lines	6.9%	(6.5)%
Total property and casualty insurance	76.1%	6.1%

Reinsurance:
Pro rata	10.4%	5.5%
Excess of loss	13.5%	2.5%
Total reinsurance	23.9%	3.8%
Total	100.0%	5.6%